Exhibit 99.1

Contact:	Louis J. Weir
Chairman
360-475-9374
WSB Financial Names Terry A. Peterson President and CEO
Bremerton, WA – April 15, 2008 – WSB Financial Group (NASDAQ: WSFG), the parent company of Westsound Bank, today announced that Terry A. Peterson has been named President and CEO effective April 15, 2008.  In addition, Mr. Peterson also has been named President and CEO of Westsound Bank and will join the boards of both Westsound Bank and WSB Financial Group, Inc.
Peterson was most currently the President and Chief Operating Officer of Charter Bank, which has approximately $380 million in assets and is based in Bellevue, Washington.  Prior to joining Charter Bank in 1998 he was Senior Vice President for Key Bank, in charge of small business lending for the state of Washington.  Before that he spent nearly 14 years with Security Pacific Bank (formerly known as Rainier Bank), now part of Bank of America, and worked in all areas of commercial banking and loan administration.
Charter Bank was acquired approximately one year ago by Boston Private Financial Holdings (NASDAQ: BPFH) at approximately 345% of tangible book value and 23 times the previous 12-months earnings. Peterson, as a founding officer of Charter, played a significant leadership role in growing the bank and ultimately creating significant shareholder value through the sale to Boston Private.
“Terry’s success in leading a growing bank and as a no-nonsense business banker were the qualities we were looking for when we initiated the search for a new CEO,” said Louis J. Weir, Chairman of the Board. “His knowledge of business banking, finance and the economies of the Puget Sound are exceptional. The board and management are excited about the expertise and potential that Terry brings to WSB Financial.”
“I am excited to join this well established banking company. I have become acquainted with the Board and management and look forward to our future accomplishments,” Peterson said. “Initially we will focus on improving our processes and procedures and enhancing Westsound Bank’s good name on the Kitsap Peninsula.”
Mark Freeman, who was recently named interim President of WSB Financial, will return to his duties as Chief Financial Officer.
Peterson is the past president of the Puget Sound Chapter of Risk Management Associates and is a member of the Washington Bankers’ Association Senior Credit Committee.  He has been a guest lecturer at the Albers School of Entrepreneurship at Seattle University. A graduate of Washington State University, Peterson and his wife of 23 years and 3 teenage boys currently reside in Bellevue and plan on moving to the Kitsap Peninsula before September.
ABOUT WSB FINANCIAL GROUP, INC.
WSB Financial Group, Inc., based out of Bremerton, Washington, is the holding company for Westsound Bank.  The company was founded in 1999, and currently operates nine full service offices located within five contiguous counties within Western Washington. Our website is http://www.westsoundbank.com.
This news release may contain “forward-looking statements’’ that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, maintenance of the net interest margin, credit quality and loan losses, the efficiency ratio and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “should,’’ ”anticipate,’’ ‘expect,’’ will,’’ “believe,’’ and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filing with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) pending litigation; (6) reductions in loan demand or deposit levels; and (7) changes in loan collectibility, default and charge-off rates. WSB Financial Group, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.